UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2017

Commission file number 001-33606
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VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	98-0501001
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08
(Address of principal executive offices)

Registrant's telephone number, including area code: (441) 278-9000
Not Applicable
(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2017, Validus Holdings, Ltd. (the “Company”) and Validus Reinsurance, Ltd. (“Validus Re”) entered into a $65.0 million unsecured revolving credit facility with Barclays Bank PLC, as the lender (the “Barclays Unsecured Revolving Facility”) expiring August 6, 2018. Loans under the Barclays Unsecured Revolving Facility will be available for the general corporate and working capital purposes of the Company. Borrowings under the Barclays Unsecured Revolving Facility bear interest at the base rate (the higher of (i) the prime rate quoted in the Wall Street Journal, (ii) the federal reserve bank effective rate plus 0.50%, and (iii) the adjusted LIBOR rate plus 1.0%) or the adjusted LIBOR rate applicable to such loans, plus an applicable rate.

Also on August 7, 2017, the Company and Validus Re entered into a $100.0 million unsecured revolving credit facility with HSBC Bank USA, National Association, as the lender (the “HSBC Unsecured Revolving Facility” and together with the Barclays Unsecured Revolving Facility, the “Credit Facilities”) expiring December 31, 2019. Loans under the HSBC Unsecured Revolving Facility will be available for the general corporate and working capital purposes of the Company. Borrowings under the HSBC Unsecured Revolving Facility bear interest at the base rate (the higher of (i) the prime rate announced by HSBC Bank USA, National Association, (ii) the higher of the federal reserve bank effective rate the overnight bank funding rate plus 0.50%, or (iii) the adjusted LIBOR rate plus 1.0%).

The Credit Facilities contain covenants that include, among other things (i) the requirement that the Company initially maintain a minimum level of consolidated net worth of at least $2,789,131,000 and, commencing with the end of the fiscal quarter ending September 30, 2017, to be increased quarterly by an amount equal to 25% of the Company’s consolidated net income (if positive) for such quarter plus 50% of the aggregate increases in the consolidated shareholders’ equity of the Company during such fiscal quarter by reason of the issuance and sale of common equity interests of the Company, including upon any conversion of debt securities of the Company into such equity interests, (ii) the requirement that the Company maintain at all times a consolidated total debt to consolidated total capital ratio not greater than 0.35:1.00, and (iii) the requirement that Validus Re and any certain other material insurance subsidiaries maintain a financial strength rating by A.M. Best of not less than “B++” (Fair).  In addition, the Credit Facilities contain customary negative covenants applicable to the Company and its subsidiaries, including limitations on the ability to pay dividends and other payments in respect of equity interests at any time that the Company is otherwise in default with respect to certain provisions under the respective Credit Facilities, limitations on the ability to incur liens, sell assets, merge or consolidate with others, enter into transactions with affiliates, and limitations on the ability of its subsidiaries to incur indebtedness. The Credit Facilities also contain customary affirmative covenants, representations and warranties and events of default for credit facilities of its type.

The foregoing descriptions does not purport to be complete and are qualified in their entirety by reference to the agreements attached hereto as Exhibits 10.1 and 10.2 which are incorporated herein by reference.

Certain of the lenders party to the Credit Facilities described herein and their respective affiliates may have, from time to time, performed various investment or commercial banking and financial advisory services for the Company in the ordinary course of business.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 7, 2017, among Validus Holdings, Ltd., Validus Reinsurance, Ltd., and Barclays Bank PLC, as lender.
10.2	Unsecured Revolving Credit Agreement, dated as of August 7, 2017, among Validus Holdings, Ltd., Validus Reinsurance, Ltd., and HSBC Bank USA, National Association, as lender.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2017

VALIDUS HOLDINGS, LTD. (Registrant)
By:	/s/ Robert F. Kuzloski

Name:	Robert F. Kuzloski
Title:	Executive Vice President and General Counsel